D&B ACQUISITION, INC. ANNOUNCES AMENDMENT
                  TO ITS DAVE & BUSTER'S TENDER OFFER DOCUMENTS


     New York City, NY--June 27, 2002--D&B Acquisition Sub, Inc. announced today that it filed Amendment No. 1 to Schedule TO with the Securities and Exchange Commission on June 26, 2002. The amendment filed yesterday relates to the offer by D&B Acquisition Sub to purchase all of the issued and outstanding shares of common stock of Dave & Buster's, Inc. (NYSE: DAB) at a price of $12.00 per share, and responds to comments made by the SEC in respect of the tender offer documents (Schedule TO and Schedule 13E-3) filed on June 4, 2002. The amendment makes no change in the offer price or any other material term or condition of the offer. The amendment may be obtained on the SEC's web site at www.sec.gov or by contacting D.F. King & Co., Inc., the information agent for the offer, at
(800) 549-6697. The tender offer is scheduled to expire on Tuesday, July 2, 2002, at 5:00 p.m., New York City time.

     D&B Acquisition Sub is a wholly-owned subsidiary of D&B Holdings I, Inc., a corporation organized for purposes of the acquisition by Investcorp, a global investment firm, other international investors organized by Investcorp, and certain members of senior management of Dave & Buster's.